Exhibit 10.3

Confidential Information

Schedule [            ]

Chase ** Incentive Funding Schedule

THIS SCHEDULE [            ] (together with the Annex(s) and the Agreement, hereto or incorporated into this document, this “Schedule [            ]”), dated September 1, 2007, is entered into between Chase Bank USA, N.A., and Visa U.S.A. Inc., a Delaware corporation, with offices located at 123 Mission Street, San Francisco, CA 94105.

Schedule Effective Date: September _1_, 2007

Visa U.S.A. Inc.		Chase Bank USA, N.A.

By:	/s/ John T. Gardner, Jr.	By:	/s/ Caryn L. Kaiser

Name:	John T. Gardner, Jr.	Name:	Caryn L. Kaiser

Title:	EVP – Client Services	Title:	Senior Vice President

Date:	9/24/07	Date:	9/21/07

Date:                         Date:

WHEREAS JPMorgan Chase Bank, N.A. is a member of Visa; and

WHEREAS Chase Bank USA, N.A. (“Bank”) is an affiliate of JPMC and issues Visa cards;

Whereas, Visa has agreed to support of Bank’s issuance of Visa branded Chase ** Cards. Toward that end, this Schedule outlines the obligations and commitments by Visa and Bank in connection with Bank’s issuance of Visa-branded Chase ** payment cards (“Program”);

NOW THEREFORE, for and in consideration of the facts set out above, the mutual promises set forth below and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

Confidential Information

VISA’S OBLIGATIONS

Section 1. ** Funding.

1.1** Support. On or before **, Visa will provide services and support to JPMC of $** in value to support mutually beneficial ** and ** activities related to the Chase ** Program. This additional support shall be provided through the payment of specific expenses incurred by JPMC for ** and ** activities including, without limitation, expenses for ** and ** and **, and other ** activities, to be mutually agreed upon by Bank and Visa in respect of the Program. Visa will pay JPMC within ** upon receipt of copies of invoices related to the program up to the before mentioned limit. All services and support provided pursuant to this section must be executed and complete by no later than **.

1.2 ** Support.

1.2.1 Funding **. Visa will provide Bank ** funding in an amount equal to a ** of ** the Sales (“**”) ** for a period of ** from the issuance of such card under the Program. “Program Card” means a Visa branded Chase ** card ** between ** and ** (“** Period”). As used in this Agreement, “Sales” means the dollar amount of purchases of goods and services, net of credits and does not include cash transactions, which are defined as balance transfers, convenience checks, ATM withdrawals or manual cash advances. Any Sales for which the ** are paid are ** for subsequent ** offerings from Visa or for supplemental funding pursuant to the Agreement except that ** on Chase ** Program Cards will be included in ** Volume for purposes of calculating ** Chase pursuant to Section 6.4.1 of Schedule One for the remainder of the term of Schedule One, i.e. through **, subject to earlier termination in accordance with the express terms of Schedule One. All Chase ** Program Cards, including any ** issued, will continue to be included in the ** as defined in Exhibit D of Schedule 1 and as required by the ** Principles in Exhibit B.

1.3** Support. Visa shall pay Bank in addition to other payments,$** for each Chase ** Program Card that is issued in conformance with Visa’s then current specifications **. Such payments are called “**.” ** shall not exceed ** during the Term of this Schedule. Bank will report the number of Chase ** Program Cards issued during each Program Quarter (as defined below) on Rider 1, below. Bank must use ** for the benefit of the Program before **.

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

Confidential Information

1.4 Calculation of Payments. Visa will provide the ** and ** Support based upon Bank’s certification of the actual Sales from Program Cards, as demonstrated by Bank’s Operating Certificates and the data forwarded to Visa pursuant to Rider 1 below. Visa reserves the right, pursuant to Section 7, to audit Bank’s records to determine the accuracy of the numbers so certified by Bank.

1.5 Quarterly Payments. Payments to Bank will be made quarterly in arrears, at the end or each three-month period during the Term (each a “Program Quarter”). The first Program Quarter will commence on **. Payments will be due for each Program Quarter within ** of the receipt thereafter of the completed Rider 1, provided that Bank has supplied to Visa all requested documentation in a timely manner. If Visa determines a discrepancy between the data on Rider 1 and other data available to Visa, Visa will notify Bank so that Bank can reconcile the data and resubmit to Visa for payment. Visa will pay to Bank any amounts that are not in dispute and the parties will resolve the discrepancy in accordance with Section 8.9 of the Agreement. Visa will pay any additional amounts determined to be due pursuant to Section 8.9 of the Agreement within fifteen (15) days of such determination. Supplemental funding payments made pursuant to Section 6.4.1 of Schedule One, will be made in accordance with the terms and timing set forth in Schedule One.

BANK’S OBLIGATIONS

Section 2. Use of Funding. Bank will use all of the ** Support, ** and ** Support for the benefit of the Program. ** Support shall be used during the Term. ** shall be used within ** of receipt. Bank will provide Visa with documentation sufficient to demonstrate its compliance with this ** requirement at the end of each four Program Quarters (a “Program Year”) during the Term. Any ** not so used will be carried over by Bank and utilized in the subsequent Program year. Bank will ** any funding received that is not used in support of the Program during the Term.

Section 3. Visa Branding. Bank agrees (i) that Chase branded Visa cards shall be the ** card brand promoted or offered through ** from ** through **; and (ii) Bank will make commercially reasonable efforts to ** for Chase ** cards during the Term as Visa to the maximum extent ** either ** or ** (iii) that all Chase ** Program Cards acquired during the ** Period and for which Chase has ** pursuant to this Agreement, shall ** for not less than ** from date issuance, i.e., Bank will not ** with a card carrying **. For purposes of this Agreement, ** shall not include an ** or ** initiated by a **. The foregoing three clauses are called the “**.”

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

Confidential Information

Section 4. Refund Obligations.

4.1 If Bank commits a material breach of ** during the Term, Bank will pay to Visa **, of which the ** is the ** and the ** of which is ** (i, e., number of days in the **). The ** set forth in this Section 4.1 is called the **. An example of the calculation would be that if the material breach of the ** occurs on **.

4.2 In no event will: (i) the Bank’s ** obligations **; and/or (ii) the application of any ** herein result in a payment from Visa to Bank. Visa will submit an invoice to Bank for any ** due from Bank, setting forth the reasons upon which the ** amount is claimed. Bank will have ** business days to communicate any dispute concerning the reasoning for the **, its reasons therefore and any relevant data. Both parties will work diligently to resolve any such dispute. Payment will be made ** days after the later of notification from Visa or the resolution of any dispute concerning the reasoning for such **. In order to give effect to their purpose, this provision, the ** and all provisions pertaining to ** will survive the termination or expiration of this Agreement.

Section 5. Program Reporting. Within ** days of the end of each Program Quarter during the Term, or within ** days of expiration or termination of the Agreement, Bank agrees to complete and forward to Visa all of the information requested in the attached Rider 1, which is hereby incorporated by reference. Bank will provide on Rider 1 the certification of a Bank officer that the Bank has used commercially reasonable efforts to ensure that such information is complete and accurate. Bank will continue to provide information on Rider 1 after the expiration of the Term for the ** required to comply with the **.

Section 6. Survival of Branding Obligations. The parties’ obligations hereunder will survive any change in control or merger of Bank. As used in this Agreement, “control” shall have the meaning as defined in the Bank Holding Company Act. In the event of any Bank sale or transfer of any Program Cards hereunder to another financial institution, including through a sale of assets, Bank **. In the event such successor institution succeeds to rights and the obligations set forth in this Agreement, **. In the event that the successor institution does not assume the obligations set forth in this Agreement, **.

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

Confidential Information

Section 7. Right to Audit. Visa and its duly authorized representatives have the right, upon reasonable notice and during regular business hours at Bank’s main offices, for the Term of this Schedule, to audit the books of accounts and examine all other documents and material in the possession or under the control of Bank with regard to the Program as specifically discussed in Sections 1, 2, 3, 4, and 5 of this Agreement. Visa agrees that it shall not be entitled to audit Bank’s records hereunder more than once during any calendar year unless it has reasonable cause to believe there is a discrepancy.

Section 8. Early Termination. Either party may terminate this Agreement upon ** written notice in the event that the other party breaches any of the terms hereof or defaults on any of its obligations hereunder, and such breach or default remains uncured through the ** notice period.

Section 9. Term. This Agreement will commence ** and expires on ** unless sooner terminated as herein provided.

Section 10. Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE PARTIES HERETO KNOWINGLY AND IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11. Survival. The following Sections will survive termination of this Agreement: 1.4, 1.5, 2, 3, 4.1, 4.2, and 5.

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

Confidential Information

Program ** *

($ in millions)

Program Year Sales **

**

*	Estimates only. Results may vary. Visa makes no warranty of representation that these ** will be achieved.

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

Confidential Information

RIDER-1 – **

Chase Bank USA, N.A. Supplemental Quarterly/Yearly Documentation for

To be submitted each payment period

Time Period Reported (Quarter/Year):

Has the ** been fully met for this time period? Yes / No. (Circle one.)

	Current Period	Program to Date

**/ Issued Card

Visa Sales Volume	.	.

** Channel

Visa Sales Volume	.	.

If No, please attach a complete description of the ** to this Rider 1 so that Visa can ** Bank for a **, if appropriate.

**             **:

**:

I certify that I am responsible for preparing this document on behalf of Chase Bank USA, N.A. (“Bank”) that Bank used commercially reasonable diligence calculating this information in accordance with Bank records and that to the best of my knowledge, the information contained in this document is accurate and complete.

By:

Name:

Title:
(Must be an officer)

Date:

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.